Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	James Medina
InfoNow Corporation
(303) 293-0212
pr@infonow.com

INFONOW RECEIVES NOTICE OF NON-COMPLIANCE WITH NASDAQ CONTINUED LISTING STANDARD

DENVER – Nov. 4, 2005 – On November 2, 2005, InfoNow Corporation (the “Company”), a leading provider of channel visibility and channel management solutions, received a notice from The Nasdaq Stock Market indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”), and as a result the Company’s common stock will be delisted at the opening of business on November 11, 2005, unless the Company requests a  hearing in accordance with the Nasdaq Marketplace Rules.  The Minimum Bid Price Rule requires that the bid price of the Company’s common stock remain above $1.00 for continued inclusion in the Nasdaq SmallCap Market.

The Company was initially notified on May 5, 2005, that its stock had closed below the minimum bid price for 30 consecutive business days.  In accordance with the Nasdaq Marketplace Rules, the Company was granted 180 calendar days, or until November 1, 2005, to regain compliance with the Minimum Bid Price Rule.  The Company was unable to regain compliance with the Minimum Bid Price Rule prior to November 1, 2005 and is not eligible for an additional compliance period because it does not meet the Nasdaq SmallCap Market initial inclusion requirements.

The Company intends to request a hearing of a Listing Qualifications Panel to review the Nasdaq staff’s delisting determination.  A request for a hearing is expected to stay the delisting of the Company’s common stock pending the Panel’s decision.  If the Company decides not to appeal the Nasdaq staff’s delisting determination or the appeal is denied by the Panel, the Company’s common stock will be delisted.  If the Company’s stock is delisted, the Company expects that its common stock will trade in the “Pink Sheets” and/or on the OTC Bulletin Board; however, the Company’s stock may not be eligible to trade in the “Pink Sheets” and/or on the OTC Bulletin Board immediately.  The Company’s stock may become eligible if one or more market makers makes application to register in and quote the Company’s common stock in accordance with SEC Rule 15c2-11 and such application is cleared.  Only a market maker, not the Company, may file the required application.  There can be no assurance that such an application will be made and cleared or that the Company’s common stock will be eligible for trading or quotation on any alternative exchange or market.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with: our request for a hearing staying the Nasdaq staff’s delisting determination; other actions that may be taken by the Nasdaq staff; our ability to remain listed on the Nasdaq SmallCap Market in accordance with other continued listing standards; our eligibility for trading or quotation in the “Pink Sheets” or on the OTC Bulletin Board; and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

About InfoNow Corporation

InfoNow (Nasdaq:INOW) provides channel management and channel visibility software and services to companies that sell through complex channel partner networks. The Company’s Channel Insight service gives companies rich, timely and actionable data on channel sales, including enhanced market intelligence on partners and end customers. It also includes tools to help clients use this data to profitably grow their business, through detailed customer segmentation and profiling, targeted opportunity generation, robust partner tracking and analysis, closed-loop opportunity tracking, sales credit assignment, inventory tracking and more. The Company also offers channel management services for partner profiling and referrals, lead generation and management, and partner relationship management. Since 1996, InfoNow has helped leading companies such as Apple, Bank of America, Enterasys Networks, Hewlett-Packard, SMC, Visa and Wachovia better serve their end customers through complex channel networks. InfoNow is based in Denver, Colorado. For more information, please visit the Company’s Web site at www.infonow.com.